Exhibit 99.1

KANBAY INTERNATIONAL REPORTS FIRST QUARTER RESULTS

Year-over-Year Revenue Growth of 44 Percent

Raises Revenue Guidance Outlook for Full Year 2005

Rosemont, IL, April 28, 2005 – Kanbay International, Inc. (NASDAQ: KBAY), a global IT services firm focused on the financial services industry, today announced financial results for the first quarter ended March 31, 2005.

First Quarter 2005 Financial Highlights

•                  Revenue increased to $53.5 million, up 5 percent sequentially and up 44 percent year-over-year

•                  Revenue from third parties increased 14 percent sequentially and 80 percent year-over-year

•                  Operating income margin was 19 percent, up 120 basis points sequentially and up 340 basis points year-over-year

•                  Net income rose to $8.2 million, up 2 percent sequentially and up 54 percent year-over-year

•                  Diluted EPS was $0.22

Commenting on the results, Chairman and CEO of Kanbay, Raymond Spencer said, “Kanbay had a strong first quarter of 2005 – both in terms of financial performance and business model execution.  At the beginning of the year, we highlighted three key goals for 2005.  These top priorities have not changed, and they are to grow our third party revenue, improve our operating profit through additional economies of scale, and optimize our related party relationships.  So far this year, we have made significant progress towards accomplishing these goals.

“Our financial performance was in line with our expectations, with revenue of $53.5 million.  This represents a 5 percent sequential increase and a 44 percent increase year-over-year.  I am particularly pleased to report that third party revenue growth was especially strong in the quarter, rising 14 percent sequentially and up 80 percent year-over-year.  As a reminder, third party clients include all clients other than HSBC, Morgan Stanley and their affiliates.  Our relationships with related party clients remain very strong, with revenue from these clients in the first quarter growing 29 percent year-over-year.  Our total pipeline of revenue opportunities is strong and growing and gives us confidence for the rest of the year.”

Spencer continued, “The first quarter was also a strong quarter in terms of executing our business plan.  One of the highlights of the quarter was our previously announced acquisition of Accurum, Inc.  Accurum is a premier IT services provider focused on the capital markets industry.  Accurum brings an attractive client base and capabilities in the capital markets vertical that nicely complement Kanbay’s existing service offerings.  This addition provides an opportunity to accelerate our growth, particularly by selling Accurum’s services to existing Kanbay clients and by introducing Kanbay’s services to Accurum’s client base.  We have moved rapidly on our integration plan since the acquisition closed at the beginning of March.  Although it is early, I am happy to say that our combination to date has exceeded my expectations.

“During the quarter, we expanded our Board of Directors with the appointment of Harry C. Gambill as an independent board member,” added Spencer.  Mr. Gambill is the President and CEO of TransUnion LLC, a global provider of information and decision-processing services.  We are very excited that Mr. Gambill has joined the Kanbay team.  He brings extensive management experience, strong industry relationships, and a deep understanding of financial services – all of which will further strengthen our leadership team,” concluded Spencer.

“Our financial results and performance metrics demonstrate that Kanbay had a solid first quarter and that we are making good progress towards our goals,” said Bill Weissman, Kanbay’s Chief Financial Officer.  “Our balance sheet remains strong with a cash and investments position of $75 million at the end of the period.  Our technical staff headcount increased to 3,534 during the quarter and we are seeing an increase in the number of requisitions for new hires going into the second quarter.

“We are pleased with our revenue growth and our increase in operating income.  Our operating margin was very strong in the first quarter at 19 percent, an increase from 17.8 percent last quarter and an increase of 3.4 percentage points year-over-year.  Operating margins improve as we continue to gain economies of scale over our support infrastructure.  Our SG&A, excluding depreciation and stock compensation expense, as a percentage of revenue declined again in the first quarter, dropping by 80 basis points from the previous quarter.  The strong operating performance allowed us to meet our targeted net income despite lower than expected equity in earnings of our affiliate, SSS, and a higher than anticipated effective tax rate.

“One of our key goals for 2005 is to grow our revenues from third parties.  As part of this focus, we are concentrating on adding new accounts as well as growing existing relationships.  Our new business development efforts are showing good momentum and we are realizing benefits from our investments in our sales and marketing organization.  We added 13 new clients in the first quarter, 7 of which were a result of the Accurum acquisition.  This raises the total number of active clients to 52.  Six of our new clients are classified as Platinum accounts, which means they have the potential to produce annual revenue in excess of $5 million within two years.  Our total number of Platinum clients at March 31st was 21.  With only one third of these accounts currently producing at least $5 million of annual revenue, these accounts represent exciting growth opportunities for Kanbay in the future,” Weissman concluded.

Outlook for 2005

Based on our current visibility and to reflect the Accurum acquisition, Kanbay is providing the following updated guidance:

•                  2005 revenue expectation has been raised to at least $240 million from at least $228 million, with a target of $57 million in the second quarter.

•                  Projected net income for 2005 remains at least $34 million, with a target of $7 million in the second quarter.

“Our results reinforce our positive outlook regarding our business model and the overall environment for offshore IT services,” said Raymond Spencer.  “We are pleased with our performance in the first quarter.  The number of new clients added, the strength of our pipeline and the significant increase in requisitions for new hires we are seeing are early indications that the rest of the year will be as strong as projected,” Spencer concluded.

Conference Call Details

Kanbay management will host a conference call on April 28, 2005 at 8:00 a.m. (ET) to discuss the Company’s results of operations for the first quarter. To participate in the call, domestic callers can dial (800) 510-9661 and international callers can dial (617) 614-3452. The passcode for the conference call is 49618265. The conference call will also be webcast and accessible through Kanbay’s website at http://www.kanbay.com. Please access the website at least fifteen minutes prior to the call to register and download any required software. A replay of the conference call will be available for one week, until 5:00 p.m. (ET) on May 5, 2005, by dialing (888) 286-8010 for domestic callers and (617) 801-6888 for international callers. The passcode for the replay is 27046430. A webcast replay of the conference call will also be available for two weeks following the call, until 5:00 p.m. (ET) on May 12, 2005, through Kanbay’s website at http://www.kanbay.com.

About Kanbay International, Inc.

Founded in 1989, Kanbay International, Inc. (NASDAQ: KBAY) is a global IT services firm focused on the financial services industry. With nearly 4,000 employees, Kanbay provides its services primarily to banking institutions, credit service companies, insurance companies, and capital markets firms. The company uses a global delivery model to provide application development, maintenance and support, software package selection and integration, business process and technology advice, network and system security, and specialized services. Kanbay is a CMM Level 5 assessed company headquartered in greater Chicago with offices in the U.S., Canada, U.K., Australia, Hong Kong, Japan, Singapore and India.

Forward-Looking Statements

This release contains statements relating to projections or future results. These statements are forward-looking statements under the federal securities laws. We can make no assurance that any projections or future results discussed in these statements will be achieved. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. These statements are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from the statements contained in this release. For a discussion of important factors that could affect our actual results, please refer to our SEC filings, including the “Risk Factors” section of the Form 10-K we recently filed with the SEC.

Tables Follow

	Three months ended March 31
	2005	2004
Net revenues—related parties	$33,240	$25,760
Net revenues—third parties	20,220	11,245
Total revenues	53,460	37,005
Cost of revenues	28,097	18,765
Gross profit	25,363	18,240
Sales and marketing expenses	4,640	3,966
General and administrative expenses	8,477	7,178
Stock compensation expense	132	299
Total selling, general and administrative expenses	13,249	11,443
Depreciation and amortization	1,908	1,037
Loss (gain) on sale of fixed assets	40	(10)
Income from operations	10,166	5,770
Other income
Interest income and other, net	332	119
Equity in earnings of affiliate	239	770
Total other income	571	889
Income before income taxes	10,737	6,659
Income tax expense	2,530	1,330
Net income	8,207	5,329
Dividends on preferred stock	—	(152)
Income available to common stockholders	$8,207	$5,177

Income per share of common stock
Basic	$0.25	$0.25
Diluted	$0.22	$0.18

Weighted average number of common shares outstanding	33,237,959	20,725,776
Weighted average number of common and dilutive shares outstanding	37,599,207	28,911,052

Kanbay International, Inc.

Condensed Consolidated Statement of Financial Position (Unaudited)

(In thousands)

	March 31 2005	December 31, 2004
Assets
Current Assets
Cash and cash equivalents	$12,268	$29,126
Restricted cash	2,478	2,478
Short term investments	42,177	35,730
Trade accounts receivable	39,361	24,664
Other current assets	14,336	17,099
Total Current Assets	110,620	109,097
Property and equipment - net	23,203	20,891
Investment in affiliate	24,710	25,094
Long term investments	18,195	24,424
Other assets	5,532	660
Total Assets	$182,260	$180,166
Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$4,303	$3,973
Accrued and other current liabilities	25,739	33,113
Total Current Liabilities	30,042	37,086
Total Liabilities	30,042	37,086
Stockholders’ Equity	152,218	143,080
Total Liabilities and Stockholders’ Equity	$182,260	$180,166